Exhibit 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release May 12, 2025

Contact: Don Jennings, President, or Tyler Eades, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Reports Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company (the “Company”) for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, Frankfort, Kentucky, announced net income of $7,000 or $0.00 diluted earnings per share for the three months ended March 31, 2025, compared to a net loss of $107,000 or $(0.01) diluted earnings per share for the three months ended March 31, 2024, an increase of $114,000. Net earnings of $5,000 or $0.00 diluted earnings per share was announced for the nine months ended March 31, 2025 compared to a net loss of $643,000 or $(0.08) diluted earnings per share for the nine months ended March 31, 2024, an increase of $648,000.

The increase in net earnings for the quarter ended March 31, 2025 was primarily attributable to higher net interest income. Net interest income increased $366,000 or 20.7% to $2.1 million due primarily to interest income increasing more than interest expense increased period to period. Interest income increased $673,000 or 16.1% to $4.8 million, while interest expense increased $307,000 or 12.7% to $2.7 million for the recently-ended quarter. While the elevated interest rate environment has slowed and market rates have even decreased, the repricing level of our assets has begun to outpace the increase in interest paid on liabilities.

The average rate earned on interest-earning assets increased 60 basis points to 5.28% and was the primary reason for the increase in interest income, although average interest-earning assets also increased $10.2 million or 2.9% to $367.3 million for the recently-ended quarterly period. The average rate paid on interest-bearing liabilities increased 24 basis points to 3.43% and was the primary reason for the increase in interest expense, although average interest-bearing liabilities also increased $15.1 million or 5.0%.

Non-interest income increased $3,000 or 3.8% and totaled $81,000 for the three months ended March 31, 2025, almost entirely due to net gains on sales of loans increasing $14,000 compared to March 31, 2024. This was due to the increase in demand for fixed -rate secondary market loans, while the net gain on sale of loans for the nine months recently ended has increased $148,000 or 1,057.1%.

Non-interest expense also increased $160,000 period to period primarily due to outside service fees increasing $81,000, with the majority of this due to increased professional fees as well as additional third parties used. The increase in professional fees is primarily attributable to corrective actions taken to address the provisions of the previously disclosed agreement that First Federal Savings Bank of Kentucky entered into with the Office of the Comptroller of the Currency. This increase was partially offset by employee compensation and benefits decreasing $27,000 or 2.2% for the three months ended March 31, 2025 compared to March 31, 2024.

Total income tax expense increased $46,000 for the recently ended quarter to an income tax expense of $8,000 at March 31, 2025 compared to an income tax benefit of $38,000 at March 31, 2024. This increase is due to higher earnings for the recently ended quarter.

At March 31, 2025, assets totaled $380.7 million, an increase of $5.8 million or 1.5%, from $375.0 million at June 30, 2024, due primarily to the increase in cash and cash equivalents of $9.5 million or 51.8% as fed funds sold have increased $16.4 million or 2,327.5% to $17.1 million. This was slightly offset by a decrease in loans, net of $2.5 million or 0.7% as well as a decrease in investment securities of $1.5 million or 15.0% due to prepayments and repayments. Total liabilities increased $5.6 million or 1.7% to $332.6 million at March 31, 2025, as deposits increased $21.2 million or 8.3%, which was slightly offset by FHLB advances decreasing $15.6 million or 22.6% as consistent with our efforts to increase deposits and reduce reliance on FHLB advances.

At March 31, 2025, the Company reported its book value per share as $5.95. Shareholders’ equity increased $155,000 or 0.3% to $48.2 million at March 31, 2025 compared to June 30, 2024. The increase in shareholders’ equity was primarily associated with accumulated other comprehensive loss decreasing $150,000 at March 31, 2025 compared to June 30, 2024 as the unrealized losses on our investment portfolio decreased.

Forward-Looking Statements

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “intend” and “potential,” or words of similar meaning, or future or conditional verbs such as “should,” “could,” or “may.” Forward-looking statements include statements of our goals, intentions and expectations; statements regarding our ability to fully and timely address the deficiencies that resulted in the Agreement that First Federal Savings Bank of Kentucky has entered into with the Office of the Comptroller of the Currency (“OCC”); First Federal Savings Bank of Kentucky’s ability to satisfy the Individual Minimum Capital Requirements imposed by the OCC; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. Kentucky First Federal Bancorp’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions; prices for real estate in the Company’s market areas; the interest rate environment and the impact of the interest rate environment on our business, financial condition and results of operations; our ability to successfully execute our strategy to increase earnings, increase core deposits, reduce reliance on higher cost funding sources and shift more of our loan portfolio towards higher-earning loans; our ability to pay future dividends and if so at what level; our ability to receive any required regulatory approval or non-objection to pay dividends to shareholders; our ability to pay dividends from First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky to the Company in order for the Company to pay dividends to shareholders; the ability of First Federal MHC to receive approval of its members to waive the payment of any Company dividends to First Federal MHC; competitive conditions in the financial services industry; changes in the level of inflation; the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; changes in the demand for loans, deposits and other financial services that we provide; the possibility that future credit losses may be higher than currently expected; competitive pressures among financial services companies; the ability to attract, develop and retain qualified employees; our ability to maintain the security of our data processing and information technology systems; the outcome of pending or threatened litigation, or of matters before regulatory agencies; changes in law, governmental policies and regulations, rapidly changing technology affecting financial services, and the other matters mentioned in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2024 and in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2024 and for the period ended December 31, 2024. Except as required by applicable law or regulation, the Company does not undertake the responsibility, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

About Kentucky First Federal Bancorp

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky, and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At March 31, 2025, the Company had approximately 8,086,715 shares outstanding of which approximately 58.5% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	March 31, 2025	June 30, 2024
	(Unaudited)
ASSETS
Cash and cash equivalents	$27,753	$18,287
Investment securities	8,381	9,861
Loans available-for sale	272	110
Loans, net	330,551	333,025
Real estate acquired through foreclosure	10	10
Other assets	13,770	13,675
Total assets	$380,737	$374,968
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$277,386	$256,139
FHLB advances	53,427	68,988
Other liabilities	1,772	1,844
Total liabilities	332,585	326,971
Shareholders’ equity	48,152	47,997
Total liabilities and shareholders’ equity	$380,737	$374,968
Book value per share	$5.95	$5.94
Tangible book value per share	$5.95	$5.94

Condensed Consolidated Statements of Income (Loss)

(In thousands, except share data)

	Nine months ended March 31,		Three months ended March 31,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Interest income	$14,249	$11,834	$4,846	$4,173
Interest expense	8,211	6,742	2,715	2,408
Net interest income	6,038	5,092	2,131	1,765
Provision for (recovery of) credit losses	36	(13)	21	(28)
Non-interest income	389	199	81	78
Non-interest expense	6,392	6,147	2,176	2,016
Income (loss) before income taxes	(1)	(843)	15	(145)
Income taxes	(6)	(200)	8	(38)
Net income (loss)	$5	$(643)	$7	$(107)
Earnings per share:
Basic and diluted	$0.00	$(0.08)	$0.00	$(0.01)
Weighted average outstanding shares:
Basic and diluted	8,098,715	8,098,715	8,098,715	8,098,715

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